Exhibit 23.2

Consent of Independent Auditor

The board of directors

Shine Holdco (UK) Limited

We consent to the use of our report dated November 13, 2020, with respect to the consolidated balance sheet of Shine Holdco (UK) Limited and subsidiaries as of December 31, 2018, and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, and consolidated cash flow statement for the year then ended, and the related notes to the consolidated financial statements, included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Our report with respect to the 2018 consolidated financial statements contains an emphasis of matter stating that the consolidated financial statements were prepared in accordance with generally accepted accounting practice in the United Kingdom, which differs from U.S. generally accepted accounting principles.

/s/ KPMG LLP

London, United Kingdom

January 7, 2021

KPMG AS, a Norwegian limited liability company and member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

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